Exhibit 5.1

SMITH, ANDERSON, BLOUNT,

DORSETT, MITCHELL & JERNIGAN, L.L.P.

LAWYERS

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	January 25, 2013	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611
Telephone: (919) 821-1220 Facsimile: (919) 821-6800

The Pantry, Inc.

305 Gregson Drive

Cary, North Carolina 27511

Re:	The Pantry, Inc. / Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to The Pantry, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed registration, issuance and exchange (the “Exchange Offer”) of up to $250,000,000 aggregate principal amount of the Company’s 8.375% Senior Notes due 2020 (the “Exchange Notes”) for a like principal amount of the Company’s 8.375% Senior Notes due 2020 outstanding on the date hereof (the “Original Notes”). The Original Notes have been, and the Exchange Notes will be, issued by the Company pursuant to the Indenture, dated as of August 3, 2012 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). This opinion is furnished to you pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed necessary to render the opinion contained herein. The documents reviewed included, among others:

i.	the Indenture;

ii.	the form of the Exchange Notes;

iii.	a copy of the Amended and Restated Certificate of Incorporation of the Company, certified as of the date hereof by an officer of the Company;

iv.	a copy of the Amended and Restated By-laws of the Company, certified as of the date hereof by an officer of the Company; and

v.

a copy of resolutions dated June 13, 2012, adopted by the Board of Directors of the Company, and a copy of resolutions dated July 18, 2012, adopted by the Finance and Investment Committee of the Board of Directors of the Company, each certified as of the date hereof by an officer of the Company.

The Pantry, Inc.

January 25, 2013

In connection with our opinion expressed below, we have assumed the authenticity of all records, documents, and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. Where we have considered it appropriate, with respect to certain facts we have relied, without investigation or analysis of any underlying data contained therein, upon (i) certificates or other comparable documents of public officials and (ii) certificates of officers or other appropriate representatives of the Company. In addition, we have also examined originals or copies, certified to our satisfaction, of documents and agreements listed in certificates signed by officers of the Company dated as of the date hereof.

To the extent that obligations of the Company may be dependent upon such matters, we have relied solely upon a certificate with respect to the Company issued on January 18, 2013, by the Secretary of State of the State of Delaware as to the conclusions that the Company is a corporation and is in good standing. In addition, in rendering the opinion set forth herein, we have relied upon the opinion of Wollmuth Maher & Deutsch LLP, including the qualifications, assumptions, and limitations contained therein, with respect to matters of New York law. Except to the extent of such reliance, the opinion set forth herein is limited to matters governed by the Delaware General Corporation Law. We express no opinion as to any other laws of the State of Delaware or the laws of any other jurisdiction. This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinion letters of this kind.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that, when the Registration Statement has become effective under the Securities Act and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee in accordance with the Indenture, and issued and delivered against receipt of the Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, each Exchange Note will be the valid and binding obligation of the Company.

The opinion expressed above is subject to the following assumptions, qualifications and limitations:

(A) Our opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally.

(B) Our opinion is subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance.

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The Pantry, Inc.

January 25, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendments thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Our opinion herein is expressed as of the date hereof, and we undertake no obligation to advise you of changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Very truly yours,

/s/ Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

AAP:JLM